CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement for Magma Copper Company, of our report dated January 27, 1995 included in Magma Copper Company's Form 10-K for the year ended December 31, 1994, and to all references to our firm incorporated by reference in this registration statement.


ARTHUR ANDERSEN LLP

Tucson, Arizona,
June 12, 1995.